EXHIBIT 2

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Pelham Investment Partners, LP

Part V Capital Management, LLC

Edward A. Collery

SC Fundamental Value Fund, L.P

SC Fundamental LLC

SC Fund Management LLC Profit Sharing Plan

Peter M. Collery

Neil H. Koffler

John T. Bird

David A. Hurwitz